Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cryoport, Inc. of our report dated March 13, 2019, relating to the consolidated financial statements of Cryoport, Inc. and subsidiaries as of December 31, 2018 and for the year ended December 31, 2018, appearing in the Annual Report on Form 10-K of Cryoport, Inc. for the year ended December 31, 2019.

We also consent to the references to us under the headings “Experts” in the prospectuses, which are part of such Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California

December 15, 2020